Exhibit 99.1

News Release
Release:    Immediate                                                                          Contact:        Ronda J. Williams
                                                                                                                                    312-706-3232

Oil-Dri Announces Second Quarter and Six-Month Results

CHICAGO – (March 10, 2010) – Oil-Dri Corporation of America (NYSE: ODC) reported net sales for the second quarter of $54,734,000, a 7% decrease compared with net sales of $59,130,000 for the same quarter of the previous year.  Net income for the second quarter was $2,262,000, or $0.31 per diluted share, a 6% decrease compared with net income of $2,372,000, or $0.33 per diluted share in the same quarter one year ago.

Net sales for the six-month period were $108,138,000, a 12% decrease compared with net sales of $122,258,000 for the same period one year ago.  Net income for the six-month period was $4,456,000, or $0.61 per diluted share, a 5% decrease compared with net income of $4,618,000, or $0.64 per diluted share, in the same period one year ago.

Second Quarter Review
President and Chief Executive Officer Daniel S. Jaffee said, “While we continue to experience the effects of Walmart’s plan to focus on a reduced number of brands, the overall business is healthy, showing substantial cash generation, improved margins and income growth in our Business to Business Products Group.

“By focusing on profitable markets, we have experienced significant growth in our bleaching clay and animal health products.  We have also benefited from lower production costs.  The combination of these two factors improved our gross profit margin in the quarter from 20% to 23%.”

Quarterly Business Review

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Net sales for the Company’s Business to Business Products Group were $36,133,000 and group income was $9,426,000 for the six-month period.  Net sales for the quarter were $18,563,000 and group income was $4,917,000.  Net sales and unit volume were up for Pure-Flo bleaching clays and Calibrin enterosorbents.  Net sales and unit volume were down for agricultural chemical carriers, flowability aids and co-packaged cat litter products due to weaker demand and competitive pricing.

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Net sales for the Company’s Retail and Wholesale Products Group were $72,005,000 and group income was $6,332,000 for the six-month period.  Net sales for the quarter were $36,171,000 and group income was $3,116,000.  Net sales and unit volume were down for Cat’s Pride branded cat litter products primarily due to Walmart’s decision to reduce distribution of those products.  These declines were partially offset by 34% unit growth of Cat’s Pride Scoopable cat litter in our grocery retail partners based on market data provided by Information Resources, Inc. for the 12-week period ending January 31, 2010.  Net sales and unit volume were down for industrial and automotive products due to lower demand.

Financial Review
On December 8, 2009, Oil-Dri’s Board of Directors declared quarterly cash dividends of $0.15 per share of outstanding Common Stock and $0.1125 per share of outstanding Class B Stock.  The dividends were paid March 5, 2010 to stockholders of record at the close of business on February 19, 2010.

At the January 31, 2010 closing price of $15.88 per share and assuming cash dividends continue at the same rate, the annual yield on the Company’s Common Stock is 3.8%.  The Company has paid cash dividends continuously since 1974 and has increased dividends annually for the last seven years.

During the quarter the Company repurchased 34,000 shares of Common Stock at an average price of $15.83 per share.  The Company’s current repurchase authorization has 238,243 shares of Common Stock remaining.

Cash, cash equivalents and short-term investments at January 31, 2010 totaled $26,863,000.  Capital expenditures for the fiscal year totaled $4,818,000, which was $1,107,000 more than the fiscal year’s depreciation and amortization of $3,711,000. During the second quarter, the Company acquired approximately 800 acres of land in the vicinity of its Thomas County, Georgia production plant.  These purchases totaled $2,300,000.  The Company believes that this land contains high quality mineral reserves.

The effective tax rate for the first six months of fiscal 2010 was 29% compared with 26% for the same period in fiscal 2009.  The increase in the rate is based on the Company’s projected level and composition of income.  The percentage of income attributable to new higher margin Business to Business products is greater this fiscal year.

Cash provided by operations was $13,763,000 for the six-month period primarily due to improvements in our working capital commensurate with our net sales declines.

Looking Forward
Jaffee continued, “We are pleased that orders have been received from Walmart reinstating our Cat’s Pride Scoopable and Cat’s Pride Complete cat litter products in a limited number of stores.  While the new store count overall remains materially reduced from our store count at the end of fiscal year 2009, we believe that gaining these stores is recognition that Walmart shoppers are loyal to our Cat’s Pride brand.  Our customers will begin to see Cat’s Pride Scoopable and Cat’s Pride Complete in the reinstated Walmart stores during the third quarter.”

“The Producer Price Index is up 5% versus last year, so manufacturers’ costs are on the rise.  We are hopeful that we can continue to manage these costs going forward in the second half of fiscal 2010.”

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The Company will offer a live webcast of the second quarter earnings teleconference on March 12, 2010 from 10:00 a.m. to 10:30 a.m., Chicago Time.  To listen to the call via the web, please visit www.streetevents.com or www.oildri.com.  An archived recording of the call and written transcripts of all teleconferences are posted on the Oil-Dri website.

Calibrin, Cat’s Pride, and Pure-Flo, and are all registered trademarks of Oil-Dri Corporation of America.

Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for agricultural, horticultural, fluids purification, specialty markets, industrial and automotive, and is the world’s largest manufacturer of cat litter.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls.  Words such as “expect,” “outlook,” “forecast,” “would”, “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “believe”, “may,” “assume,” variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission.  Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

OIL - DRI CORPORATION OF AMERICA

Consolidated Statements of Income
(in thousands, except for per share amounts)
(unaudited)

	Second Quarter Ended January 31,
	2010	% of Sales	2009	% of Sales
Net Sales	$54,734	100.0%	$59,130	100.0%
Cost of Sales	(42,064)	76.9%	(47,217)	79.9%
Gross Profit	12,670	23.1%	11,913	20.1%
Operating Expenses	(9,187)	16.8%	(8,342)	14.1%

Operating Income	3,483	6.4%	3,571	6.0%
Interest Expense	(341)	0.6%	(478)	0.8%
Other Income	79	0.1%	85	0.1%

Income Before Income Taxes	3,221	5.9%	3,178	5.4%
Income Taxes	(959)	1.8%	(806)	1.4%

Net Income	$2,262	4.1%	$2,372	4.0%

Net Income Per Share:
Basic Common	$0.34		$0.36
Basic Class B Common	$0.26		$0.27
Diluted	$0.31		$0.33
Average Shares Outstanding:
Basic Common	5,206		5,131
Basic Class B Common	1,890		1,873
Diluted	7,269		7,199

	Six Months Ended January 31,
	2010	% of Sales	2009	% of Sales
Net Sales	$108,138	100.0%	$122,258	100.0%
Cost of Sales	(83,145)	76.9%	(97,969)	80.1%
Gross Profit	24,993	23.1%	24,289	19.9%
Operating Expenses	(18,158)	16.8%	(17,080)	14.0%

Operating Income	6,835	6.3%	7,209	5.9%
Interest Expense	(715)	0.7%	(983)	0.8%
Other Income	156	0.1%	29	0.0%

Income Before Income Taxes	6,276	5.8%	6,255	5.1%
Income Taxes	(1,820)	1.7%	(1,637)	1.3%
Net Income	$4,456	4.1%	$4,618	3.8%

Net Income Per Share*:
Basic Common	$0.67		$0.70
Basic Class B Common	$0.50		$0.53
Diluted	$0.61		$0.64

Average Shares Outstanding:
Basic Common	5,200		5,129
Basic Class B Common	1,885		1,868
Diluted	7,259		7,196

OIL - DRI CORPORATION OF AMERICA

Consolidated Balance Sheets
(in thousands, except for per share amounts)
(unaudited)

	As of January 31,
	2010	2009

Current Assets
Cash and Cash Equivalents	$20,864	$2,272
Investment in Treasury Securities	5,999	14,494
Accounts Receivable, net	27,210	31,399
Inventories	16,985	19,235
Prepaid Expenses	6,975	6,563
Total Current Assets	78,033	73,963
Property, Plant and Equipment	60,370	55,196
Other Assets	15,463	14,432
Total Assets	$153,866	$143,591

Current Liabilities
Current Maturities of Notes Payable	$4,500	$1,700
Accounts Payable	5,450	6,330
Dividends Payable	997	921
Accrued Expenses	15,053	13,327
Total Current Liabilities	26,000	22,278
Long-Term Liabilities
Notes Payable	16,800	21,300
Other Noncurrent Liabilities	18,819	10,380
Total Long-Term Liabilities	35,619	31,680
Stockholders' Equity	92,247	89,633
Total Liabilities and Stockholders' Equity	$153,866	$143,591

Book Value Per Share Outstanding	$13.02	$12.81

Acquisitions of Property, Plant and Equipment Second Quarter	$3,491	$4,205
Year to Date	$4,818	$7,757
Depreciation and Amortization Charges Second Quarter	$1,822	$1,799
Year to Date	$3,711	$3,684

OIL - DRI CORPORATION OF AMERICA
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	For the Six Months Ended
	January 31,
CASH FLOWS FROM OPERATING ACTIVITIES	2010	2009

Net Income	$4,456	$4,618

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and Amortization	3,711	3,684
Decrease (Increase) in Accounts Receivable	1,842	(89)
Decrease (Increase) in Inventories	810	(1,491)
Increase (Decrease) in Accounts Payable	285	(972)
Increase (Decrease) in Accrued Expenses	783	(2,784)
Other	1,876	(1,020)
Total Adjustments	9,307	(2,672)
Net Cash Provided by Operating Activities	13,763	1,946

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(4,818)	(7,757)
Net Dispositions of Investment Securities	2,005	6,531
Other	337	11
Net Cash Used in Investing Activities	(2,476)	(1,215)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on Long-Term Debt	(200)	(4,080)
Dividends Paid	(1,991)	(1,838)
Purchase of Treasury Stock	(538)	(649)
Other	463	162
Net Cash Used in Financing Activities	(2,266)	(6,405)

Effect of exchange rate changes on cash and cash equivalents	4	1,098

Net Increase (Decrease) in Cash and Cash Equivalents	9,025	(4,576)
Cash and Cash Equivalents, Beginning of Year	11,839	6,848
Cash and Cash Equivalents, January 31	$20,864	$2,272